Exhibit 5.1

November 8, 2016	92334.00021

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel to Inseego Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment (the “Post-Effective Amendment”) to each of the following Registration Statements (the “Registration Statements”) on Form S-8 filed by Novatel Wireless, Inc., a Delaware corporation (the “Predecessor Registrant”), to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof:

•	File No. 333-53692, as filed with the Commission on January 12, 2001 and as amended on October 9, 2003 and August 2, 2004, originally registering an aggregate of 7,879,924 shares of the common stock, par value $0.001, of the Predecessor Registrant (“Predecessor Registrant Common Stock”), after giving effect to the reverse stock split that occurred on October 29, 2002, comprised of 633,654 shares of Predecessor Registrant Common Stock issuable under the Amended and Restated Novatel Wireless, Inc. 1997 Employee Stock Option Plan, 7,012,270 shares of Predecessor Registrant Common Stock issuable under the Amended and Restated Novatel Wireless, Inc. 2000 Stock Incentive Plan (as subsequently amended, the “2000 Plan”) and 234,000 shares of Predecessor Registrant Common Stock issuable under the Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan (as subsequently amended, the “ESPP”).

•	File No. 333-139730, as filed with the Commission on December 29, 2006, originally registering an aggregate of 1,636,000 shares of Predecessor Registrant Common Stock comprised of 36,000 shares of Predecessor Registrant Common Stock issuable under the ESPP and 1,600,000 shares of Predecessor Registrant Common Stock issuable under the 2000 Plan.

•	File No. 333-145482, as filed with the Commission on August 15, 2007, originally registering an aggregate of 2,268,000 shares of Predecessor Registrant Common Stock comprised of 268,000 shares of Predecessor Registrant Common Stock issuable under the ESPP and 2,000,000 shares of Predecessor Registrant Common Stock issuable under the 2000 Plan.

•	File No. 333-159287, as filed with the Commission on May 15, 2009, originally registering 36,000 shares of Predecessor Registrant Common Stock issuable under the ESPP.

•	File No. 333-163032, as filed with the Commission on November 10, 2009, originally registering 750,000 shares of Predecessor Registrant Common Stock issuable under the ESPP.

November 8, 2016

•	File No. 333-163033, as filed with the Commission on November 10, 2009, originally registering 2,500,000 shares of Predecessor Registrant Common Stock issuable under the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (as subsequently amended, the “2009 Plan”).

•	File No. 333-176489, as filed with the Commission on August 25, 2011, originally registering 1,500,000 shares of Predecessor Registrant Common Stock pursuant to the 2009 Plan.

•	File No. 333-176490, as filed with the Commission on August 25, 2011, originally registering 1,250,000 shares of Predecessor Registrant Common Stock pursuant to the ESPP.

•	File No. 333-190878, as filed with the Commission on August 29, 2013, originally registering 1,500,000 shares of Predecessor Registrant Common Stock pursuant to the ESPP.

•	File No. 333-190879, as filed with the Commission on August 29, 2013, originally registering 3,000,000 shares of Predecessor Registrant Common Stock pursuant to the 2009 Plan.

•	File No. 333-202648, as filed with the Commission on March 11, 2015, originally registering 3,000,000 shares of Predecessor Registrant Common Stock pursuant to the 2009 Plan.

•	File No. 333-207233, as filed with the Commission on October 1, 2015, originally registering 6,323,000 shares of Predecessor Registrant Common Stock comprised of 4,000,000 shares of Predecessor Registrant Common Stock issuable under the Novatel Wireless, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”) and 2,323,000 shares of Predecessor Registrant Common Stock issuable under the 2009 Plan.

The Company is the successor to the Predecessor Registrant as a result of an internal reorganization of the Predecessor Registrant that occurred on November 8, 2016 (the “Reorganization”). To effect the Reorganization, the Predecessor Registrant formed the Company and in turn caused the Company to form Vanilla Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub”). The Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), by the merger of Merger Sub with and into the Predecessor Registrant (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated November 7, 2016, by and among the Company, the Predecessor Registrant and Merger Sub.

The Predecessor Registrant survived the Merger as a direct, wholly-owned subsidiary of the Company and each outstanding share of capital stock of the Predecessor Registrant was converted in the Merger into a share of capital stock of the Company having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions thereof, as the share of the Predecessor Registrant’s capital stock being converted.

Immediately following the Merger, the Company assumed all of the Predecessor Registrant’s rights and obligations under all of its employee benefit plans, agreements and arrangements, equity incentive plans and sub-plans and related agreements, including all obligations with respect to the shares of capital stock issuable or to be issued pursuant to the ESPP, the 2000 Plan, the 2009 Plan and the 2015 Plan (collectively, the “Plans”).

November 8, 2016

In accordance with paragraph (d) of Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), the Post-Effective Amendment is being filed by the Company, as the successor registrant to the Predecessor Registrant, to expressly adopt the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Registration Statements, as amended by the Post-Effective Amendment, relate to the offer and sale by the Company of shares of the Company’s common stock, $0.001 par value per share, remaining to be issued under the Plans (the “Shares”).

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statements and Post-Effective Amendment;

(ii)	organizational documents of the Predecessor Registrant and the Company;

(iii)	records of proceedings of the board of directors and stockholders of the Predecessor Registrant and the board of directors and stockholders of the Company;

(iv)	the Plans, including the forms of award agreements related thereto; and

(v)	a certificate, dated November 7, 2016, from the Secretary of State of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware and subsequent telephonic bringdown as of November 8, 2016.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Predecessor Registrant and the Company, respectively, and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (viii) that each of the officers and directors of the Predecessor Registrant and the Company, respectively, has properly exercised his or her

November 8, 2016

fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Predecessor Registrant and Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the applicable Registration Statement and in accordance with the terms of the applicable Plan and the applicable award agreement thereunder (including the receipt by the Company of the full consideration therefor or prices not less than the par value of the Shares), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, as in effect on the date of this opinion letter, the DGCL.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares and may be relied upon by you solely for such purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP